EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Atrinsic, Inc.:

We consent to the incorporation by reference in the Registration Statement to be filed on Form S-8 of Atrinsic, Inc. and subsidiaries of our report dated March 26, 2009 with respect to the consolidated balance sheet of Atrinsic, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity,  comprehensive loss, and cash flows for the year ended December 31, 2008,  which report appears in the December 31, 2008 Annual Report on Form 10-K of Atrinsic, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
January 20, 2010